November 17, 2005                                For more information:
                                                 Susan Datz Edelman
FOR IMMEDIATE RELEASE                            Director, Stockholder Relations
---------------------                            (904) 346-1506
                                                 sedelman@steinmart.com

        STEIN MART, INC. ANNOUNCES 3Q '05 PROFIT AND YEAR-TO-DATE RESULTS
               >>Company issues statement regarding SEC inquiry<<

JACKSONVILLE, FL - Stein Mart, Inc. (Nasdaq: SMRT) today announced financial results for its third quarter and first nine months ended October 29, 2005.

Third quarter results
For the third quarter of 2005, the Company earned $1.4 million or $0.03 per diluted share as compared to a net loss of $2.0 million or ($0.05) per diluted share in the third quarter of 2004. Net sales for the third quarter were $336.5 million, a 1.8 percent increase over the $330.4 million in net sales for the third quarter of 2004. Comparable store sales increased 0.4 percent from the third quarter of 2004 to the third quarter of 2005. Gross profit increased to $83.1 million, or 24.7 percent of net sales in the third quarter of 2005 compared to $76.2 million, or 23.1 percent of net sales in the same period of 2004. Gross profit was favorably impacted by improved mark-up and decreased markdowns. Selling, general and administrative (SG&A) expenses were $85.1 million or 25.3 percent of net sales as compared to $82.9 million or 25.1 percent of net sales during the prior year's third quarter. The increase in SG&A as a percent of sales was due primarily to lack of leverage resulting from the
0.4 percent increase in comparable store sales. Average store inventories were down 3.6 percent at the end of the quarter compared to the same time last year.

Year to date results
For the first nine months of 2005, the Company earned $29.8 million or $0.67 per diluted share, as compared to $15.1 million or $0.36 per diluted share in the first nine months of 2004. Net sales for the first nine months of 2005 were $1,054.3 million, a 3.9 percent increase over the $1,014.7 million in net sales during the same period last year. Comparable stores sales increased 2.3 percent from the first nine months of 2004 to the first nine months of 2005. Gross profit increased to $291.0 million, or 27.6 percent of net sales in the first nine months of 2005 compared to $258.9 million or 25.5 percent of net sales during the same period of 2004. The improvement in the gross profit rate was primarily due to improved mark-up and decreased markdowns. Selling, general and administrative costs were $255.5 million, or 24.2 percent of net sales, as compared to $244.8 million, or 24.1 percent of sales, during the same period last year. The increase in SG&A as a percent of sales was a result of increased advertising expenses this year.

"We are pleased to have produced a profit in the third quarter, despite eight weeks of punishing hurricane activity that preoccupied communities and customers," commented Michael D. Fisher, president and chief executive officer. "This significant earnings improvement is the result of productivity initiatives we have been implementing over the past three years."

Store Network
Stein Mart was extensively impacted by hurricane activity during the third quarter. Several major storms, most notably Hurricane(s) Katrina and Wilma, disrupted business and closed stores in at least seven states over the course of eight weeks. Several areas were threatened and/or struck more than once, and while only a few Stein Mart stores were structurally damaged, issues with power, infrastructure and evacuated associates curtailed business significantly. Management estimates $5.7 million in sales was lost during the third quarter due to stores that were closed for at least one day.

As of this week, just one of the Company's four New Orleans stores damaged during Hurricane Katrina remains closed for repairs and restocking; it should re-open in January. Two Florida stores that were closed for two weeks after Hurricane Wilma reopened last week, and one New Orleans store that has been closed since August opened earlier this week.

During the third quarter, Stein Mart expanded its presence in three existing markets by adding stores in Chicago, Phoenix and Cincinnati. An older store in Montgomery, Alabama was relocated as well. The 2005 new store-opening program of eight stores (including one relocation) is completed. Six under-performing stores have been closed so far this year; a seventh will close in early 2006. At year-end, Stein Mart will have 262 stores.

In 2006, the Company expects to open approximately 20 new stores, with most of the openings occurring in the second half of the year.

Expectations for fourth quarter
Sales in the first two weeks of November have been below expectations, although management believes that a return to more normalized selling will occur with cooler weather. With a weaker November, and facing double-digit comparable store sales increases from December and January last year, the Company now expects comparable store sales to be flat to slightly down for the fourth quarter ending January 28, 2006. With those assumptions, earnings for the fourth quarter would be approximately $0.47 - $0.50 per diluted share, and earnings for fiscal 2005 would be $1.14 - $1.17 per diluted share, a 28 percent increase over the $0.89 per diluted share earned in 2004.

SEC Inquiry
Stein Mart has received an inquiry from the Southeast Regional Office of the U.S. Securities and Exchange Commission in Miami, Florida (the "SEC"). The SEC has requested documents and other information from the Company relating primarily to the Company's accounting policies and procedures for vendor allowances and inventory valuation since February 1, 2003. The SEC has advised the Company that its inquiry should not be construed as an indication by the SEC or its staff that any violations of law have occurred, nor should it be considered a reflection upon any person, entity or security.

The Company continuously monitors its accounting policies, procedures and practices to assure the integrity of its accounting and financial reporting processes. In addition, prior to the SEC's inquiry, the Company conducted a review of its accounting policies, procedures and practices with respect to vendor allowances during fiscal 2004 and the first quarter of 2005 and concluded that there were no material errors in the Company's accounting for vendor allowances. Accordingly, the Company remains confident in the integrity of its accounting and financial reporting processes.

"We are providing the SEC with the information they have requested," said Michael D. Fisher, president and chief executive officer. "Our goal is to cooperate fully while also maintaining our focus on the execution of our business plan."

Third quarter conference call
The Company will host a conference call with management to discuss these results and the outlook for the fourth quarter at 9:00 a.m. Eastern Time today (November
17) and may be accessed by all interested parties at www.steinmart.com.

About Stein Mart
Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart's focused assortment of merchandise features moderate to designer brand-name apparel for women, men and young children, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of
1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart's actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation, on-going competition from other retailers, availability of new store sites at acceptable lease terms, ability to successfully implement strategies to exit or improve under-performing stores, changing preferences in apparel, changes in consumer spending due to current events and/or general economic conditions, the effectiveness of new advertising, marketing and promotional strategies, adequate sources of merchandise at acceptable prices, disruption of the Company's distribution system, and unanticipated weather conditions and unseasonable weather, the Company's ability to attract and retain qualified employees to support planned growth, and the other risks and uncertainties described in the Company's filings with the Securities and Exchange Commission.
                                       ###

Additional information about Stein Mart, Inc. can be found at www.steinmart.com.

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


                                Stein Mart, Inc.
                           Consolidated Balance Sheets
                                 (In thousands)

                                                                 October 29,      January 29,      October 30,
                                                                    2005             2005             2004
                                                               --------------   --------------   --------------
ASSETS                                                           (Unaudited)                       (Unaudited)
Current assets:
Cash and cash equivalents                                          $ 27,866         $ 20,250         $ 26,146
Short-term investments                                               65,895           72,475            9,000
Trade and other receivables                                           1,820            5,852            3,934
Inventories                                                         313,332          277,164          322,664
Prepaid expenses and other current assets                            21,696           13,010           22,418
                                                               --------------   --------------   --------------
     Total current assets                                           430,609          388,751          384,162
Property and equipment, net                                          81,901           71,048           74,112
Other assets                                                         14,915           14,781           15,011
                                                               --------------   --------------   --------------
     Total assets                                                  $527,425         $474,580         $473,285
                                                               ==============   ==============   ==============
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable                                                   $123,922         $ 99,163         $135,391
Accrued liabilities                                                  71,827           73,257           69,437
Income taxes payable                                                   -               5,089             -
                                                               --------------   --------------   --------------
     Total current liabilities                                      195,749          177,509          204,828
Other liabilities                                                    21,794           20,561           20,114
                                                               --------------   --------------   --------------
     Total liabilities                                              217,543          198,070          224,942
COMMITMENTS AND CONTINGENCIES
Stockholders' equity:
Preferred stock - $.01 par value; 1,000,000 shares
 authorized; no shares issued or outstanding
Common stock - $.01 par value; 100,000,000 shares
 authorized; 43,759,295, 42,880,031 and 42,494,654
 shares issued and outstanding, respectively                            438              429              425
Paid-in capital                                                      26,563           14,340            8,865
Unearned compensation                                                (3,829)            (603)            (454)
Retained earnings                                                   286,710          262,344          239,507
                                                               --------------   --------------   --------------
     Total stockholders' equity                                     309,882          276,510          248,343
                                                               --------------   --------------   --------------
     Total liabilities and stockholders' equity                    $527,425         $474,580         $473,285
                                                               ==============   ==============   ==============

                                       8
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


                                Stein Mart, Inc.
                      Consolidated Statements of Operations
                                   (Unaudited)
                    (In thousands, except per share amounts)

                                                                        13 Weeks Ended                    39 Weeks Ended
                                                               -------------------------------   -------------------------------
                                                                 October 29,      October 30,      October 29,      October 30,
                                                                    2005             2004             2005             2004
                                                               --------------   --------------   --------------   --------------
Net sales                                                          $336,537         $330,432       $1,054,256       $1,014,664

Cost of merchandise sold                                            253,486          254,228          763,254          755,802
                                                               --------------   --------------   --------------   --------------
Gross profit                                                         83,051           76,204          291,002          258,862

Selling, general and administrative expenses                         85,057           82,884          255,532          244,818

Other income, net                                                     3,749            3,293           11,306           10,460
                                                               --------------   --------------   --------------   --------------
Income (loss) from operations                                         1,743           (3,387)          46,776           24,504

Interest income, net                                                    509              108            1,336              142
                                                               --------------   --------------   --------------   --------------
Income (loss) from continuing operations before
   income taxes                                                       2,252           (3,279)          48,112           24,646

Income tax (provision) benefit                                         (856)           1,246          (18,283)          (9,365)
                                                               --------------   --------------   --------------   --------------
Income (loss) from continuing operations                              1,396           (2,033)          29,829           15,281

Loss from discontinued operations, net of tax
   benefit                                                              -                -                -               (145)
                                                               --------------   --------------   --------------   --------------
Net income (loss)                                                  $  1,396         $ (2,033)      $   29,829       $   15,136
                                                               ==============   ==============   ==============   ==============

Basic income (loss) per share:
Continuing operations                                                 $0.03           $(0.05)           $0.69            $0.36
Discontinued operations                                                 -                -                -                -
                                                               --------------   --------------   --------------   --------------
Total                                                                 $0.03           $(0.05)           $0.69            $0.36
                                                               ==============   ==============   ==============   ==============

Diluted income (loss) per share:
Continuing operations                                                 $0.03           $(0.05)           $0.67            $0.36
Discontinued operations                                                 -                -                -                -
                                                               --------------   --------------   --------------   --------------
Total                                                                 $0.03           $(0.05)           $0.67            $0.36
                                                               ==============   ==============   ==============   ==============

Weighted-average shares outstanding - Basic                          43,553           42,394           43,252           42,181
                                                               ==============   ==============   ==============   ==============
Weighted-average shares outstanding - Diluted                        44,605           42,394           44,424           42,578
                                                               ==============   ==============   ==============   ==============

                                       9
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


                                Stein Mart, Inc.
                      Consolidated Statements of Cash Flows
                                   (Unaudited)
                                 (In thousands)

                                                                    For The 39 Weeks Ended
                                                               -------------------------------
                                                                 October 29,      October 30,
                                                                    2005             2004
                                                               --------------   --------------
Cash flows from operating activities:
   Net income                                                   $    29,829      $    15,136
   Adjustments to reconcile net income to net cash
     provided by operating activities:
        Depreciation and amortization                                14,973           14,054
        Impairment (recovery) of property and other assets              531             (245)
        Store closing charges                                           452            1,340
        Deferred income taxes                                         1,381              966
        Restricted stock compensation                                   516               80
        Tax benefit from exercise of stock options                    4,595            1,009
        Changes in assets and liabilities:
            Trade and other receivables                               4,032              293
            Inventories                                             (36,168)         (39,285)
            Prepaid expenses and other current assets                (8,771)          (8,890)
            Other assets                                             (1,281)          (1,134)
            Accounts payable                                         24,759           70,273
            Accrued liabilities                                      (2,902)           8,410
            Income taxes payable                                     (5,089)             -
            Other liabilities                                           478           (2,769)
                                                               --------------   --------------
   Net cash provided by operating activities                         27,335           59,238
                                                               --------------   --------------
Cash flows from investing activities:
   Capital expenditures                                             (24,731)         (15,535)
   Purchases of short-term investments                           (1,379,420)        (465,100)
   Sales of short-term investments                                1,386,000          456,100
                                                               --------------   --------------
   Net cash used in investing activities                            (18,151)         (24,535)
                                                               --------------   --------------
Cash flows from financing activities:
   Net payments under notes payable to banks                            -            (24,962)
   Dividends paid                                                    (5,463)             -
   Proceeds from exercise of stock options                           15,157            4,034
   Proceeds from employee stock purchase plan                           499              406
   Purchases of common stock                                        (11,761)             -
                                                               --------------   --------------
   Net cash used in financing activities                             (1,568)         (20,522)
                                                               --------------   --------------
Net increase in cash and cash equivalents                             7,616           14,181
Cash and cash equivalents at beginning of year                       20,250           11,965
                                                               --------------   --------------
Cash and cash equivalents at end of period                      $    27,866      $    26,146
                                                               ==============   ==============
Supplemental disclosures of cash flow information:
   Income taxes paid                                            $    24,896      $    15,709
   Interest paid                                                        -                 64

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